EXHIBIT 99.1

CONTACT:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE ANNOUNCES RECENT TUCK-IN ACQUISITIONS

LOUISVILLE, Ky. (March 31, 2005) — ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, announced today that a definitive agreement has been signed to purchase certain assets of St. Joseph Home Care from a subsidiary of St. Joseph Hospital in Augusta, Ga. St. Joseph Home Care provides personal care and companion services. The transaction is scheduled to close early in the second quarter. Revenues are expected to be approximately $1.0 million annually.

     Additionally, during the first quarter, ResCare acquired three operations. The Company purchased certain assets of New Way Services, Inc. of Manteca, Calif., a small residential services provider to people with developmental and other disabilities. ResCare also added Serenity Services of Lincoln, Neb., which provides mental health, group home and adult day care services, and Home Care Professionals of Roswell, Ga., a licensed private home care provider specializing in private duty care. Together, the three operations are expected to generate approximately $2.5 million in annual revenues.

     “ResCare’s growth strategy is proceeding according to plan with organic expansion driven by tuck-in acquisitions,” said Ronald G. Geary, ResCare chairman, president and chief executive officer. “The acquisitions announced today are easily tucked into ResCare’s existing operations. Such tuck-in acquisitions are included in our guidance and have historically proven to be strong contributors to profit margins. St. Joseph Home Care and Home Care Professionals further expand our presence in periodic in-home services, which has been identified as one of ResCare’s growth drivers.”

     ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

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